EXHIBIT 8.1

List of Subsidiaries of Embraer - Empresa Brasileira de Aeronáutica S.A.

Name	Jurisdiction of Incorporation
Embraer Aircraft Holding, Inc – EAH	Delaware, U.S.A.
Embraer Aircraft Customer Services, Inc. – EACS	Florida, U.S.A.
Embraer Aircraft Maintenance Services, Inc. – EAMS	Delaware, U.S.A.
Embraer Services, Inc. – ESI	Delaware, U.S.A.
Embraer Executive Jet Service, LLC	Delaware, U.S.A.
Embraer Training Services – ETS	Delaware, U.S.A.
Embraer CAE Training Services – ECTS	Delaware, U.S.A.
Indústria Aeronáutica Neiva Ltda. – Neiva	Brazil
ELEB – Equipamentos Ltda.	Brazil
Embraer – Gavião Peixoto – GPX	Brazil
Embraer Aviation Europe – EAE	France
Embraer Aviation International – EAI	France
Embraer Europe SARL	France
Embraer Australia Pty Ltd. – EAL	Australia
Embraer Credit Ltd. – ECL	Delaware, U.S.A.
Embraer Representations, LLC – ERL	Delaware, U.S.A
Harbin Embraer Aircraft Industry Company, Ltd. – HEAI	China
Embraer Spain Holding Co., SL – ESH	Spain
ECC Investment Switzerland AG – SWIN	Switzerland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
Embraer Finance Ltd. – EFL	Cayman Islands, BWI
Embraer Merco S/A – EMS	Uruguay
Embraer Overseas Limited	Cayman Islands, BWI
Air Holding SGPS, S.A.	Portugal
OGMA – Ind. Aeronáutica de Portugal S.A.	Portugal
ECC Leasing Company Ltd.	Ireland
Canal Investments LLC	Delaware, U.S.A.
ECC do Brasil Cia de Seguros	Brazil
Embraer Asia Pacific Pte-Limited – EAL	Singapore